Exhibit 99.1

FOR IMMEDIATE RELEASE
July 7, 2020	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS PROVIDES BUSINESS UPDATE
AND REPORTS THIRD QUARTER SAME STORE SALES

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that year-over-year same store sales for its Good Times brand increased 11.9%. Year-over-year same store sales at its Bad Daddy’s concept decreased 36.7% during the quarter compared to its fiscal 2019 third quarter, driven by the impact of the COVID-19 pandemic and associated government restrictions related to restaurant dining rooms. Bad Daddy’s same store sales improved throughout the quarter as jurisdictions eased dining room restrictions and we expanded our carry-out and delivery business. Same store sales and average weekly sales at Bad Daddy’s and Good Times for each month of the quarter are as follows:

	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
Fiscal Period	Same Store Sales[1]	Average Weekly Sales[2]	Same Store Sales[1]	Average Weekly Sales[2]

April (4 weeks)	-4.8%	23,296	-56.1%	20,988
May (4 weeks)	19.7%	30,905	-42.4%	29,029
June (5 weeks)	18.1%	30,837	-17.8%	40,611
Full Quarter	11.9%	28,537	-36.7%	31,009

1Same store sales include all restaurants open at least 18 full fiscal months. Good Times same store sales have been adjusted by excluding one restaurant which was temporarily closed during 2019 for remodel work.

2Average weekly sales include all company-owned restaurants.

As highlighted in the Company’s second quarter earnings release, the Company took extraordinary measures to preserve liquidity at the end of March and beginning of April, including pay reductions, staffing reductions, and applying for loans made available under the CARES Act. The Company received PPP loans of approximately $11.6 million and as a result has been able to restore pay to employees and to increase staffing in connection with the opening of dining rooms at Bad Daddy’s. As of the end of the quarter, the Company was current on payables balances with its routine vendors but had approximately $0.6 million of rent either deferred under agreements with landlords or unpaid pending further negotiations for rent relief. The Company ended the quarter with a balance of approximately $10 million drawn on its revolving credit facility with Cadence Bank, the full balances remaining on its outstanding PPP loans, and with approximately $12 million of cash and equivalents. The Company intends to seek forgiveness for the maximum portion of the PPP loans to which it is entitled under the CARES Act.

Ryan Zink, President & CEO, said “During the third quarter, we took essential steps to preserve our business in the short term, while at the same time retaining the character and soul of each concept that is critical for our long-term success. Nearly all of our restaurants are currently company-owned and, pivoting away from a unit-growth strategy our focus has been to profitably operate great restaurants. Further, although we have always taken great care to protect the health of our employees and guests, we have implemented additional measures to ensure their health and safety given the increased risks associated with the current pandemic.”

Mr. Zink continued, “The full ramifications of COVID-19 on the restaurant industry remain to be seen, especially in light of recent increases in coronavirus case counts across the country. The actions we took during our third quarter have provided us increased financial and operating flexibility, which will be necessary as the pandemic and its effects on society and our business continue to evolve and be understood.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 35 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service, upscale, “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick service restaurant chain consisting of 34 Good Times Burgers & Frozen Custard restaurants, located primarily in Colorado.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the lack of assurance that the full amount of the PPP loans will be forgiven, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 24, 2019 filed with the SEC, and other filings with the SEC . Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440